Exhibit 99.2
Under Armour: 3Q16 Earnings Call, October 25, 2016 (Chip Molloy)

Thanks, Kevin. I would now like to spend some time on reviewing our third quarter 2016 financial results followed by our updated outlook for the remainder of the year as well as our long-term outlook and initial guidance for next year.

Our revenues for the third quarter of 2016 increased 22% to $1.47 billion. On a currency neutral basis, net revenues increased 23% compared with the prior year's period. Our ability to deliver another quarter of consistent growth is a direct result of continued investments we have made in the business to meet consumer expectations through categories, channels, and geographies. As we continue to navigate through the changing dynamics of the North America retail landscape, we remain focused on solving problems for athletes all over the world and meeting the consumer with premium compelling product wherever they are interacting with our brand.

During the third quarter, our wholesale revenues grew 19% to $1.01 billion. Our Direct-to-Consumer revenues grew 29% to $408 million, representing approximately 28% of total revenues for the quarter. During the quarter, licensing revenues grew 21% to $29 million and Connected Fitness revenues grew 40% to $20 million.

On the product category front, Apparel revenues increased 18% to $1.02 billion compared to $866 million in the prior year's quarter led by consistent growth in our sport categories including Men's Training, Women's Training, golf, and team sports.

Third quarter Footwear revenues increased 42% to $279 million from $196 million in the prior year's quarter. Within running, we saw strong global demand for the brand led by two of our new $100 price point product offerings: the Bandit 2 and Slingride, showcasing our continued focus and investment in this key category of long-term growth. In Basketball, the Curry Signature line continues to drive strong growth for the Under Armour Brand.

Our Accessories revenues during the third quarter increased 18% to $122 million from $104 million in the prior year's quarter, primarily driven by bags and headwear.

On a regional basis, North American revenues in the third quarter increased 16% to $1.23 billion compared to $1.06 billion during the same period last year.

Within our direct-to-consumer channel, our North American store count at the end of the quarter included 162 company owned stores, comprised of 145 Factory stores and 17 Brand House stores. With the opening of three new brand houses in the quarter in Philadelphia, New York City World Trade Center, and Madison, Wisconsin, we continue to invest in building and creating the best premium retail expression of our brand.

International revenues increased 74% to $226 million in the third quarter to reach 15% of total revenues. On a currency neutral basis, International revenues increased 80%. Within our international wholesale channel, the store count at the end of the quarter included 282 partner stores.

Within our direct-to-consumer channel, our company owned international store count at the end of the quarter included 63 stores, comprised of 32 Factory House stores and 31 Brand House stores.

Looking at our international regions:

•	Starting with EMEA, we continue to post strong growth in the region as we expand our presence with key wholesale partners and distributors while building out our direct-to-consumer business.

•
In the Asia-Pacific region, our premium performance brand strategy continues to resonate with the consumer driving strong growth in the quarter. As Kevin mentioned, we continue to see strong growth in basketball led by the Stephen Curry Signature line and believe we are well positioned to capitalize and scale the business in our fastest growing region.

•
And in Latin America, we drove incredible brand awareness in the region and around the globe through the strong performances of our Olympic athletes. We remain focused on the long-term growth opportunity of this region as we continue to build and expand our distribution.

Moving on to margins, third quarter gross margins decreased 130 basis points to 47.5% compared to 48.8% in the prior year's period. The following items contributed the majority of the margin contraction this quarter:

•	First, liquidations negatively impacted the quarter by approximately 80 basis points versus the prior year.

•
Second, product margins negatively impacted gross margin by approximately 30 basis points versus the prior year, driven by product mix, higher discounts and promotions partially offset by continued improvement in product input costs.

•	Finally, foreign currency exchange rates negatively impacted gross margin by approximately 30 basis points.

In the quarter, gross margin declined more than planned, driven predominantly by higher than expected promotions, both the volume and rate of liquidations, and foreign exchange rates.

Despite liquidations having been a headwind on margin rates for most of this year, we now believe that our inventory position is healthier and that liquidations should not have the same negative impact moving forward.

Selling, general and administrative expenses grew 20% to $499 million compared to $416 million during the third quarter of last year. Growth was predominantly driven by investments in our Direct-to-Consumer businesses, both retail and E-Commerce, along with the infrastructure and people necessary to support our growth and strategic initiatives such as product creation, innovation and sport category management.

Selling, general and administrative expenses were less than planned in the quarter due to lower incentive compensation and the timing of marketing activations. A portion of the expected marketing spend shifted from the third quarter to the fourth quarter to better align with key initiatives including the launch of Curry 3 that Kevin mentioned earlier.

Operating income for the third quarter increased 16% to $199 million compared with $171 million in the prior year period.

Interest expense for the third quarter increased to approximately $8 million compared to $4 million in the prior year's period. Within other income and expense, we recorded a loss of $1 million in the current year versus a loss of $3 million in the prior year. In addition, the tax rate in the third quarter was 32.6% compared to 38.8% in the prior year, largely due to improved international profitability in the current year period and a tax benefit related to our prior year acquisitions.

Our third quarter net income increased 28% to $128 million compared to $100 million in the prior year period.

On the balance sheet, total cash and cash equivalents for the quarter was $180 million compared with $159 million at September 30, 2015. Inventory for the quarter increased 12% to $971 million compared to $867 million. Total debt increased to $1.07 billion as compared to $902 million.

Looking at our cash flows, our investment in capital expenditures was $73 million for the third quarter compared to $71 million in the prior year's period. We now expect to spend approximately $450 million for the full year, including investments in our global offices around the world including our headquarters in Baltimore, our distribution centers, our SAP platform, and global Direct-to-Consumer.

Now moving on to our guidance for the remainder of the year. Based on our current visibility, we continue to expect full year 2016 net revenues of approximately $4.925 billion, representing growth of 24%, and operating income in the range of approximately $440 million to $445 million, representing growth of 8% to 9%. Gross margins for the full year are expected to decline approximately 80 basis points compared to last year driven by the same factors that we have experienced through the year. Based on our outlook of $4.925 billion in revenues, SG&A is now expected to grow approximately 26% as we remain focused on making the right investments today to drive our long-term global success.

Below the operating line, we expect interest expense to increase to approximately $30 million in 2016. In addition, we now expect a full year tax rate of approximately 35.5% and fully diluted weighted average shares outstanding of approximately 446 million.

I would also like to provide additional color on the fourth quarter.

For the fourth quarter, we expect revenues to grow approximately 20%. We believe the strength of our brand and increased breadth of head-to-toe product offerings position us for another quarter of strong growth in what has been a challenging North America retail environment. With strong momentum in footwear and international, we remain focused on delivering key products and assortments for the holiday season.

Gross margin is expected to be relatively flat versus prior year. Within SG&A, as I mentioned earlier, the timing of certain marketing activations along with continued investment in long-term growth opportunities like Connected Fitness, international, and direct-to-consumer will drive the growth in the quarter.

For the fourth quarter, we expect operating income in the range of $186 million to $191 million, representing growth of 5% to 8% over the prior year.

Before we turn it over to Q&A, we would like to briefly discuss our long-term outlook and associated guidance for next year.

At our 2015 Investor Day, we announced our goals of achieving $7.5 billion of revenues and $800 million of operating income by 2018.  We are on track to achieve our 2018 revenue goal of $7.5 billion and expect to grow full year revenues consistently in the low-20s in both 2017 and 2018. At the same time we expect annual operating income growth in the mid-teens in each of the next two years as we focus on investing to GET BIG FAST.

As Kevin highlighted earlier, the landscape for our business and our industry continues to evolve and in a fast-paced world, we must be willing to adapt, make game time decisions, and drive our Brand forward. North America Apparel growth is slowing across the industry. While we expect to continue to significantly outpace the apparel industry, the growth rate going forward will be less than expected from our Investor Day in 2015.

This is a moment in time. We could choose to optimize for more near-term profits but we believe it is more prudent to invest to maintain superior growth rates while gaining both share and scale. Growth, share and scale are the priorities for our brand. That said, we will invest more heavily in areas that we can grow faster such as footwear, direct-to-consumer and international as well as more aggressively enter Sport Fashion, like UAS, and the much broader sports lifestyle category.

In footwear, that means doubling down on creating great product through innovation and design, scaling and extending our pinnacle footwear franchises and investing in the complete market strategy from merchandising to in-store marketing. In direct-to-consumer, we are driving investment in mobile, the optimization of the factory house store footprint, and building out premium brand house expressions to help us drive market share. International growth includes being more aggressive in key markets where we are gaining significant awareness such as Asia. In the sports lifestyle category, we are accelerating investment in the people necessary to design relevant and brand right product.  And finally, we will continue to make key investments in assets that promote the brand.

Beyond 2018, we believe we have opportunities across categories, channels and geographies to consistently deliver superior revenue growth relative to our industry. We also believe that as we approach $10 billion in revenues, the scale it provides along with the investments we have made in people, infrastructure and systems will begin to pay off in the form of increasing operating margin rates.

As Kevin stated earlier, we've delivered great results on the path that has led us to this moment in time. The dollars we are committing reflect a broader investment strategy that will enable us to build a company as big as our Brand.

We would now like to open the call for your questions. Similar to our last earnings call, Dave Bergman, our SVP of Corporate Finance will be joining us this morning to provide additional assistance with your questions. We ask that you limit your questions to two per person, so we can get to as many of you as possible.

Forward Looking Statements
Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, the implementation of our marketing and branding strategies, and the future benefits and opportunities from acquisitions. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,”  “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending; the financial health of our customers; our ability to effectively manage our growth and a more complex global business; our ability to successfully manage or realize expected results from acquisitions and other significant investments or capital expenditures; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; risks related to foreign currency exchange rate fluctuations; our ability to effectively market and maintain a positive brand image; our ability to comply with trade and other regulations; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption in such systems or technology; risks related to data security or privacy breaches; our ability to raise additional capital required to grow our business on terms acceptable to us; our potential exposure to litigation and other proceedings; and our ability to attract and retain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Non-GAAP Financial Information
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).  However, this script refers to certain “currency neutral” financial information, which is a non-GAAP financial measures.  The Company provides a reconciliation of this non-GAAP measure to the most directly comparable financial measure calculated in accordance with GAAP.

Currency neutral financial information is calculated to exclude foreign exchange impact.  Management uses this information internally to assess sales performance and believes this information is useful both internally and to investors to facilitate a comparison of the Company's results of operations period-over-period.

This non-GAAP financial measure should not be considered in isolation and should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.  In addition, the Company's non-GAAP financial information may not be comparable to similarly titled measures reported by other companies.

Currency Neutral Net Revenue Growth Reconciliation

Quarter Ended September 30,
Total Net Revenue	2016
Net revenue growth - GAAP	22.2%
Foreign exchange impact	0.7%
Currency neutral net revenue growth - Non-GAAP	22.9%

North America
Net revenue growth - GAAP	15.6%
Foreign exchange impact	0.1%
Currency neutral net revenue growth - Non-GAAP	15.7%

International
Net revenue growth - GAAP	73.7%
Foreign exchange impact	6.1%
Currency neutral net revenue growth - Non-GAAP	79.8%

Connected Fitness
Net revenue growth - GAAP	39.8%
Foreign exchange impact	—%
Currency neutral net revenue growth - Non-GAAP	39.8%